Exhibit 12.

                              MOBIL CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In millions)

                                                                        Nine
                                                                        Months
                                                                        Ended
                                         Year Ended December 31,        Sep. 30,

                              ----------------------------------------- --------

                                1992     1993      1994    1995    1996   1997

                              ------   ------    ------  ------  ------  ------


Income Before Change in
  Accounting Principle(s)..   $1,308   $2,084    $1,759  $2,376  $2,964  $2,568
Add:
Income taxes ..............    1,567    1,931     1,919   2,015   3,147   2,372
Portion of rents
  representative of
  interest factor .........      319      339       340     368     376     282
Interest and debt
  discount expense ........      612      529(a)    461     467     455     331
Earnings less (greater)
  than dividends from
  equity affiliates........       36      265       (40)    (51)    153    (104)

                              ------   ------    ------  ------  ------  ------


Income as Adjusted ........   $3,842   $5,148    $4,439  $5,175  $7,095  $5,449
                              ======   ======    ======  ======  ======  ======
Fixed Charges:
Interest and debt
  discount expense ........    $ 612   $ 529(a)  $ 461   $  467  $  455  $  331
Capitalized interest ......       42      42        37       47      78      77
Portion of rents
  representative of
  interest factor .........      319      339      340      368     376     282

                              ------   ------   ------   ------  ------  ------

Total Fixed Charges .......    $ 973    $ 910    $ 838   $  882  $  909  $  690
                              ======   ======   ======   ======  ======  ======
Ratio of Earnings to
  Fixed Charges ...........      3.9      5.7(a)   5.3      5.9     7.8     7.9
                              ======   ======   ======   ======  ======  ======


Note:

  For the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the nine months ended September 30, 1997, Fixed Charges exclude $37 million, $31 million, $37 million, $28 million, $24 million, and $22 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.



MOBIL                           - 20 -

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